INVESTMENT AGREEMENT

         This Agreement is by and between NAL Financial Group Inc., a Delaware corporation ("Company") and Conseco, Inc., an Indiana corporation or its assigns ("Conseco") to be effective as of this 22nd day of August, 1997.

                                    RECITALS

         A. Conseco Private Capital Group, Inc. ("Lender") and Company's wholly owned subsidiary, NAL Acceptance Corporation, a Florida corporation ("Borrower") have entered into a First Amendment to Credit Agreement ("First Amendment") of even date herewith.
         B. Subject to the terms and conditions hereof, Conseco or its designee, has agreed to purchase certain preferred stock of the Company.
         C. As inducement for the Lender to advance funds under the First Amendment and for Conseco to purchase the preferred stock, the Company has agreed to amend the 9% Subordinated Convertible Debenture dated April 23, 1996, issued to Beneficial Standard Life Insurance Company in the amount of $5,000,000 and the 9% Subordinated Convertible Debenture dated April 23, 1996, issued to Great American Reserve Insurance Company in the amount of $5,000,000 (collectively, the "Conseco Debentures") to provide that the conversion price therein is fixed at thirty-two (32(cent)) cents per share based upon eighty percent (80%) of the closing bid price of the Company's common stock on August 19, 1997, pursuant to the Second Amendment in the form attached hereto as Exhibit "A" (the "Conseco Debenture Amendments").
         D. As a condition of Lender's execution and delivery of the First Amendment, the Company shall amend certain other convertible debentures now held by third parties, as listed on Exhibit "B" attached hereto ("Other Debentures") to provide for a fixed conversion price of (i) thirty (30(cent)) cents per share for all Other Debentures other than those now held Merrill Lynch World Income Fund, Inc. and Merrill Lynch Convertible Fund, Inc. (the "Merrill Debentures") and (ii) thirty-two (32(cent)) per share for the Merrill Debentures as to (i) and (ii) when and as Conseco or any affiliate acquires such Other Debentures all as hereinafter more specifically provided for herein.
         E. As an inducement to the Company to enter into this Agreement, Conseco agrees to convert the Conseco Debentures and Other Debentures it acquires at the Closing or as soon therefter as possible.

AGREEMENT
         NOW, THEREFORE, in consideration of the foregoing recitals, and to induce the Lender to enter into the First Amendment, the parties hereby agree as follows:
         1. For purposes of this Agreement, the term "Closing" shall mean one business day following the later of (i) the expiration of the waiting period under the Hart-Scott-Rodino Act with respect to a filing made by Conseco thereunder with respect to its proposed acquisition of control of the Company ("HSR Filing") or (ii) the resolution of any objections or antitrust issues raised by the government as a result of such filing. Conseco and the Company agree to make the necessary filings under the Hart-Scott Rodino Act by August 27, 1997.
         2. At the Closing, Conseco shall cause the Conseco Debentures and Other Debentures owned by Conseco to be converted to common stock of the Company in accordance with their amended conversion prices as provided herein to the extent that the

Company has sufficient authorized common shares, and will complete all such remaining conversions after sufficient authorized shares are available.
         3. Conseco or its designees will use its best efforts to acquire the Other Debentures at or prior to Closing on the terms reflected in term sheets sent to the holders of the Other Debentures. At the Closing, the Company shall execute and deliver the Conseco Debenture Amendments reflecting the fixed conversion price of thirty-two (32(cent)) cents per share and at the Closing upon receipt of written notification from Conseco that Conseco, or one of its affiliates, has acquired all or any part of the Other Debentures, the Company shall enter into an amendment with such acquiring party providing for the amendment of the conversion price of the Other Debentures so acquired to a fixed price of thirty (30(cent)) cents per share except for the Merrill Debentures whose conversion price shall be amended to a fixed price of thirty-two (32(cent)) cents per share; such amendments being substantially in the same form as the Conseco Debenture Amendments.
         4. At the Closing, Conseco shall cause the Lender to extend the maturity date of all monies (i.e., the Original Loan and the Working Capital
Loan) advanced to Borrower by Lender under its Credit Agreement with Borrower to April 1, 1998.
         5. The Company shall immediately undertake to amend its Certificate of Incorporation to increase its authorized shares of common stock in an amount sufficient to issue common stock upon conversion of the Conseco Debentures and Other Debentures (assuming the same are acquired and converted by Conseco or its affiliates) at the amended conversion price. The Company certifies that its Board of Directors has adopted a resolution proposing such an amendment to its shareholders. Conseco shall cooperate with the Company in connection with such amendment and vote in favor thereof. Prior to the Closing, the Company agrees not to issue, offer or sell any shares of comon stock or preferred stock or securities convertible into common or preferred stock without consent of Conseco.
         6. The  Company  certifies  that its  Board of  Directors  has  adopted resolutions increasing the members of its Board of Directors by three (3) positions to create three (3) vacancies effective as of Closing, and have authorized such vacant positions to be filled by Conseco appointees at the Closing.
         7. At the Closing, Conseco or its designee shall contribute additional equity in an amount equal to the difference between Ten Million Dollars ($10,000,000), and the amount of loan advances made by the Lender to the Company under the Working Capital Loan as defined in the First Amendment as of the Closing in exchange for preferred stock of the Company having terms acceptable to Lender and consistent with the provisions of Exhibit "C" attached hereto.
         8. Conseco's obligations to close shall be subject to the following conditions: (i) no government agency has raised any objections or antitrust issues with respect to the acquisition of the Other Debentures by Conseco or its affiliates, (ii) the Borrower is not in material default of its obligations to Lender beyond applicable cure periods, (iii) the holders of the Other Debentures shall have complied with their agreements to sell the Other Debentures to Conseco or its affiliates (iv) the Company is not a party to any insolvency, receivership or bankruptcy proceedings, (v) the Company has not breached its obligations under this Agreement, or (vi) there has been no material adverse change in the financial condition or business prospects of the Company and its subsidiaries since the date hereof provided Lender provides the advances required under the Credit Agreement with Borrower.
         9. Conseco agrees that (i) from the date hereof, until Closing, neither Conseco nor any of of its Affiliates will initiate or cooperate in the initiation of any reorganization or liquidation proceeding with respect to the Company under the Bankruptcy Act, (ii) for a period of six (6) months following the Closing, Conseco will not cause the Company to engage in a cash out merger with Conseco or any Conseco affiliate or any other transaction in which minority shareholders are forced to exchange their shares for cash or other consideration unless the transaction is approved by a majority of the disinterested members of the Board of the Company, (iii) for a period of three (3) months following the Closing, Conseco will not cause the Company to engage in a cash out merger with Conseco or any Conseco affiliate or other transaction in which minority shareholders of the Company are forced to exchange their shares for cash or other consideration unless the transaction is approved by a majority of such minority shareholders. This paragraph does not prohibit purchases of Company shares by Conseco or its affiliates on a voluntary basis.
         10. This Agreement is for the benefit of the Lender, Conseco, and its affiliates, and shall have no effect on any Other Debentures not transferred to Conseco or its affiliates, nor shall it benefit current holders of the Other Debentures.
         11. The Company agrees that upon Conseco's purchase of the Merrill Debentures, the Company shall amend all those certain warrants issued September 12, 1996, to the holders of Merrill Debentures of shares of common stock of the Company so as to provide a strike price being adjusted to one hundred percent (100%) of the closing bid price of the Company's common stock, as reported on the principal exchange or automated quotation system upon which the Company's common stock trades on the day of the expiration of the waiting period for the HSR filing made by Conseco with respect to its proposed acquisition of control of the Company (said warrants being retained by such Merrill Lynch affiliate).
            12. The Company represents that it has been duly authorized to enter into and perform this Agreement and that the execution and performance of this Agreement by the Company will not violate or cause a default under any orders, agreements, indentures or laws to which the Company is a party or by which it is bound.
            13. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties.
            14. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
            15. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.
            16. In the event any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provisions in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.
            17. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein.

            18. In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys' fees in addition to any other available remedy. In addition, the Company shall pay the reasonable attorney fees incurred by Conseco in connection with the transactions contemplated by this Agreement and the preparation of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the first above-mentioned date.

                                    CONSECO, Inc.


                                    By:/S/NGAIRE E. CUNEO
                                       ----------------------------
                                       Ngaire E. Cuneo, Executive Vice President


                                    NAL FINANCIAL GROUP INC.


                                    By:/S/ROBERT R. BARTOLINI
                                       -----------------------------
                                       Robert R. Bartolini, President

                                   EXHIBIT "A"

                       SECOND AMENDMENT TO 9% SUBORDINATED
                   CONVERTIBLE DEBENTURE DATED APRIL 23, 1996


         On April 23, 1996 NAL Financial Group Inc., a Delaware corporation ("Maker" or the "Company") entered into a convertible debenture in the principal amount of $5,000,000 (the "Debenture") payable to the order of Great American Reserve Insurance Company as lender ("Lender"), as amended by that certain First Amendment to 9% Subordinated Convertible Debenture dated June 23, 1997. For good and valuable consideration, receipt of which is acknowledged, the parties agree to amend the Debenture as follows:

         1. Paragraph 6 of the Debenture is hereby superseded and replaced in its entirety with the following:

                  "6. The unpaid principal of this Debenture is convertible at the option of the Lender, in whole or in part, upon surrender of this Debenture at the principal office of the Company, into restricted shares of the Maker's Common Stock at a fixed conversion price ("Conversion Price") equal to Thirty-Two Cents (32(cent)) per share. Upon such conversion and issuance of the Common Stock, all principal due under this Debenture shall be discharged and the Company released from all obligations hereunder, however, accrued interest shall be paid to the date of conversion. At the option of the Lender, accrued interest may also be subject to conversion in the same manner as principal.

                           The shares of the  Company's  Common  Stock  issuable
                  upon the exercise of the conversion feature shall be "restricted securities" as that term is defined under Rule 144 of the 1933 Act and, as a consequence, may not be sold or otherwise transferred except pursuant to registration under the 1933 Act or an available exemption therefrom."

         2. Paragraph 7.5 of the Debenture is hereby superseded and replaced in its entirety with the following:

                           "7.5  The  Company  shall  not  issue,  offer or sell
                  additional shares of Common Stock or any preferred stock, or issue any rights or options for the purchase of, or securities convertible into shares of Common Stock or preferred stock, without the prior written consent of Conseco Private Capital Group, Inc."

3. In all other respects, the Debenture as amended shall remain unamended and in full force and effect.

         IN WITNESS WHEREOF, the parties have executed this amendment to be effective as of August __, 1997.


GREAT AMERICAN RESERVE                          NAL FINANCIAL GROUP INC.
INSURANCE COMPANY                                 as the Company
as Lender



By:                                             By:
    -----------------------                       ------------------------









                                  EXHIBIT "B"
                   List of Other Convertible Debentureholders


------------------------------------------------------------------------------------------------------------------------------------
          DEBENTURE             ISSUE DATE                     LENDER                         AMOUNT                    CONVERSION
                                                                                                                          PRICE
------------------------------------------------------------------------------------------------------------------------------------
Subordinated                    Sept. 12, 1996                 Merrill Lynch World            $2,750,000                   32 cents
Convertible Debenture                                          Income Fund, Inc.
------------------------------------------------------------------------------------------------------------------------------------
Subordinated                    Sept. 12, 1996                 Merrill Lynch                  $2,250,000                   32 cents
Convertible Debenture                                          Convertible Fund, Inc.
------------------------------------------------------------------------------------------------------------------------------------
9% Convertible                  Nov. 30, 1995                  Westminster Capital,           $1,250,000                   30 cents
Subordinated                                                   Inc. (Belzburg)
Debenture
------------------------------------------------------------------------------------------------------------------------------------
9% Convertible                  Jan. 29, 1996                  Michael Karp                   $2,500,000                   30 cents
Subordinated
Debenture
------------------------------------------------------------------------------------------------------------------------------------
9% Convertible                  July 14, 1995                  Florence Karp C/F              $1,000,000                   30 cents
Subordinated                                                   Penelope & Athena
Debenture                                                      Karp (assigned to
                                                               Michael Karp)
------------------------------------------------------------------------------------------------------------------------------------
9% Convertible                  July 28, 1995                  Florence Karp C/F              $1,000,000                   30 cents
Subordinated                                                   Penelope & Athena
Debenture                                                      Karp (assigned to
                                                               Michael Karp)
------------------------------------------------------------------------------------------------------------------------------------
9% Convertible                  Aug. 22, 1995                  Florence Karp C/F              $1,000,000                   30 cents
Subordinated                                                   Penelope & Athena
Debenture                                                      Karp (assigned to
                                                               Michael Karp)
------------------------------------------------------------------------------------------------------------------------------------

                                   EXHIBIT "C"


                              PREFERRED STOCK TERMS



     * convertible to common stock at option of holder at 80% of market value at date of conversion.

     * 9% cumulative preferential dividend rate

     * payable semi-annually in cash or at the option of holder in common stock of the Company valued at 80% of fair market value at time of issuance

     * liquidation priority equal to cost less capital distributions

     * common shares issued upon conversion shall have the same registration rights as common shares issued upon conversion of the Conseco Debentures